EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-32399, No. 33-44794, No. 333-79297 and No. 333-64952) of Aztar Corporation of our reports dated February 11, 2004 relating to the consolidated financial statements and financial statement schedule of Aztar Corporation, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
February 27, 2004